Exhibit 10.74

Del Monte Foods Corporation

Executive Perquisite Plan

Amended and Restated Effective July 1, 2008

Purpose

The purpose of the Executive Perquisite Plan (Perquisite Plan) is to allow executives flexibility to choose perquisites tailored to meet their own personal needs, deliver perquisites in a more cost-effective way and encourage a total compensation perspective among executives.

Eligibility

Executives grade level 40 and above are eligible for the Perquisite Plan. Participation begins on the effective date of May 1, 2004 or at the time of hire or promotion into an eligible position.

Multi-Tier Approach

The Perquisite Plan provides a clear differential between different levels of executives:

Tier	Position	Annual Allowance
Tier 1	CEO	$42,000
Tier 2	EVPs/COO	$36,000
Tier 3	SVPs	$30,000
Tier 4	VP III	$24,000
Tier 5	VP II	$18,000
Tier 6	VP I	$6,000

Subject to the Tier designations above, the perquisite allowance will be included on a semi-monthly basis in the executive’s payroll check.

Administration

This Executive Perquisite Plan shall be administered by the Compensation Committee of the Del Monte Foods Company Board of Directors (Compensation Committee).

Amendments or Modifications

The foregoing sets forth the Corporation’s current Executive Perquisite Plan for Executives of Del Monte Corporation. The Compensation Committee may, at any time, amend, modify or terminate this Executive Perquisite Plan in whole or in part.